Exhibit 10.3

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into this 25th day of September, 2015, by and between Chiefton Supply Co., a Colorado corporation (“Assignor”) and General Cannabis Corporation, a Colorado corporation (“Assignee”) (together, the “Parties”). Except as otherwise defined herein, capitalized terms used herein shall have the meanings as set forth in that certain Asset Purchase Agreement dated as of September 25th, 2015 (the “Asset Purchase Agreement”), by and among Assignor and Assignee.

W I T N E S S E T H:

WHEREAS, Assignor has agreed to transfer, assign and deliver to Assignee the Assets, and Assignee has agreed to purchase the Asset pursuant to the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of and in exchange for the Purchase Price, as set forth in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.

Assignor hereby irrevocably assigns, grants, conveys and transfers to Assignee and its respective successors and assigns, all of Assignor’s legal and beneficial rights, titles and interests of any kind or character, whether or not such rights are now existing or come into existence hereafter, and whether or not such rights are now known, recognized or contemplated, in and to the Assets and any and all goodwill associated with the foregoing.

2.

Assignor hereby retains, assumes and agrees to pay, perform and discharge any and all liabilities, whether now existing or hereinafter created, relating to or arising from the conduct of the Business prior to and including the Closing Date, including the Excluded Liabilities as described in the Asset Purchase Agreement.

3.

Notwithstanding the forgoing, Assignee hereby assumes and agrees to pay, perform and discharge the Assumed Liabilities as described in the Asset Purchase Agreement.

4.

Assignee hereby accepts the foregoing assignment of the Assets.

5.

The respective rights of Assignor, on the one hand, and Assignee, on the other, with respect to the Assets assigned and assumed hereby shall be governed by the Asset Purchase Agreement.  In the event of a conflict between this Assignment and the Asset Purchase Agreement, the Parties agree that the Asset Purchase Agreement shall control.

6.

This Agreement shall be binding upon, and inure to the benefit of, the Parties, their respective successors in interest, and their respective assigns.

7.

This Agreement may not be changed, modified, discharged, or terminated orally or in any other manner than by an agreement in writing executed by the parties hereto or their respective successors and assigns.

8.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to choice of law principles thereof.

9.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives as of the date first written above.

GENERAL CANNABIS CORPORATION

By:	/s/ Robert Frichtel
Name:	Robert Frichtel
Title:	Chief Executive Officer

CHIEFTON SUPPLY CO.

By:	/s/ Jacob Kulchin
Name:	Jacob Kulchin
Title:	Chief Executive Officer